Exhibit 99.1
PHH CORPORATION ANNOUNCES COMPLETION OF
OFFERING OF CONVERTIBLE SENIOR NOTES
Mt. Laurel, NJ — September 30, 2009 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) announced today the closing on September 29, 2009, of an offering of $250 million in aggregate principal amount of 4.00% Convertible Senior Notes Due 2014 (the “notes”). The aggregate principal amount of the notes issued reflects the full exercise of the $30 million over-allotment option granted to the initial purchasers with respect to the notes.
The net proceeds to PHH from the offering, after deducting the initial purchasers’ commissions and estimated fees and expenses of the offering payable by PHH, were approximately $242 million. The Company used a portion of the net proceeds of the offering to pay the cost to the Company of the convertible note hedge transactions that the Company entered into with affiliates of certain of the initial purchasers, taking into account the proceeds to the Company of the warrant transactions that it entered into with affiliates of certain of the initial purchasers in connection with the offering. The cost to the Company of these convertible note hedge transactions, taking into account the proceeds to the Company of the warrant transactions, was approximately $31 million. The Company used the remaining net proceeds of approximately $211 million to reduce the principal balance outstanding under its Amended and Restated Competitive Advance and Revolving Credit Agreement due 2011.
“We believe these transactions provide a cost effective means to enhance our liquidity position, as well as extend a portion of our liability structure,” said George J. Kilroy, Acting Chief Executive Officer and President. “The convertible note hedge and warrant transactions that we entered into in connection with the notes effectively increase the conversion price of the notes from $25.805 per share to $34.74 per share, thereby reducing the potential dilutive impact to our shareholders upon conversion of the notes.
“Together with our subsidiaries, we have issued in excess of $2 billion in securities thus far this year. We will continue to evaluate the financial markets and consider financing transactions that enable us to further diversify our funding sources and extend our debt maturities.”
The notes, convertible note hedges, warrants and the shares of common stock underlying such securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The notes were offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage Corporation, is one of the top four retail originators of residential mortgages in the United States for the first six months of 20091, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada.

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Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act and those risk factors included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 23, 2009 in connection with any forward-looking statements that may be made by it and its businesses generally. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
Contact Information:
Nancy R. Kyle
856-917-4268

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